EXHIBIT 99.2

Independent Auditor’s Report

To Management

Referral Solutions Group, LLC

San Diego, California

We have audited the accompanying consolidated financial statements of Referral Solutions Group, LLC and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Referral Solutions Group, LLC as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

San Diego, California

June 24, 2015

Referral Solutions Group, LLC and Subsidiaries

Consolidated Balance Sheets

December 31,	2014	2013

Assets

Current assets
Cash and cash equivalents	$2,399,026	$318
Accounts receivable, net	470,081	234,647
Prepaids and other current assets	236,090	1,089

Total current assets	3,105,197	236,054

Property and equipment, net	13,620	—
Other assets	17,378	1,871
Intangible assets, net	1,420,920	1,226,153

Total assets	$4,557,115	$1,464,078

Liabilities and members’ equity

Current liabilities
Accounts payable and accrued expenses	$417,682	$37,829
Capital leases	—	258,260
Current portion of notes payable, related parties	567,333	—

Total current liabilities	985,015	296,089

Notes payable, net of current portion	1,245,134	—
Warrant liability	100,000	—

Total liabilities	2,330,149	296,089

Commitments and contingencies

Members’ equity	2,226,966	1,167,989

Total liabilities and members’ equity	$4,557,115	$1,464,078

See accompanying notes to the consolidated financial statements.

Referral Solutions Group, LLC and Subsidiaries

Consolidated Statements of Income

Years ended December 31,	2014	2013

Revenues	$10,459,413	$3,053,793

Cost of sales	1,051,451	746,409

Gross profit	9,407,962	2,307,384

Selling, general and administrative expenses	5,841,303	1,603,497

Operating income	3,566,659	703,887

Other income, net	—	91,873

Net income	$3,566,659	$795,760

See accompanying notes to the consolidated financial statements.

Referral Solutions Group, LLC and Subsidiaries

Consolidated Statements of Members’ Equity

Members’ Equity

Balance, January 1, 2013	$265,990

Capital contributions	461,031

Capital distributions	(354,792)

Net income	795,760

Balance, December 31, 2013	1,167,989

Capital distributions	(2,507,682)

Net income	3,566,659

Balance, December 31, 2014	$2,226,966

See accompanying notes to the consolidated financial statements.

Referral Solutions Group, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,	2014	2013

Cash Flows from Operating Activities
Net income	$3,566,659	$795,760
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	434,573	214,701
Provision for losses on accounts receivable	—	(81,221)
Accretion of discount on debt	5,556	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(235,434)	(130,717)
Prepaid and other current assets	(250,508)	—
Accounts payable and accrued expenses	379,853	(123,612)

Net cash provided by operating activities	3,900,699	674,911

Cash Flows from Investing Activities
Increase in intangibles	(627,895)	(813,919)
Purchase of property and equipment	(15,065)	—

Net cash used in investing activities	(642,960)	(813,919)

Cash Flows from Financing Activities
Proceeds from note payable, related parties	2,000,000	—
Payments on note payable, related parties	(93,089)	—
Payments on capital lease obligation	(258,260)	—
Capital contributions	—	461,031
Capital distributions	(2,507,682)	(354,792)

Net cash (used in) provided by financing activities	(859,031)	106,239

Net increase (decrease) in cash and cash equivalents	2,398,708	(32,769)

Cash and cash equivalents, beginning of year	318	33,087

Cash and cash equivalents, end of year	$2,399,026	$318

Noncash Investing and Financing Activities
Intangibles acquired under capital lease obligations	—	258,260

See accompanying notes to the consolidated financial statements.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

1.	Organization and Nature of Operations

Referral Solutions Group, LLC (“RSG” or the “Company”) was established as a California limited liability company in July 2009. The Company promotes and delivers quality targeted leads to behavioral and mental health service businesses through a network of counseling and treatment professionals focusing primarily on addiction treatment, detoxification and patient counseling. RSG offers prospective patient development through phone calls from online inquiries and click-throughs on their suite of websites as well as network ad campaigns to connect individuals seeking treatment to providers in their network.

The Company owns a 100% interest in Recovery Brands, LLC, a California limited liability company established in November 2011. Recovery Brands, LLC operates the Rehabs.com treatment network, which provides referrals to addiction treatment providers from their family of addiction treatment sites through toll-free advisor helplines, featured directory listings and targeted display ads.

Recovery Brands, LLC owns a 100% interest in Substance.com, LLC, a New York limited liability company established in December 2013. Substance.com operates a website under the same name which investigates, analyzes and reports on developments in addiction treatment, harm reduction, recovery, problem and non-problem use, and the associated politics and cultures.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Significant Estimates and Judgments

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of contingent assets and liabilities and contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. These estimates and assumptions could have a material effect on future results of operations and financial position.

Significant items subject to estimates and assumptions include valuation of intangible assets, allowance for doubtful accounts, unrecognized tax benefits, warrant liabilities and the useful lives of property and equipment and intangible assets. Actual results may materially differ from those estimates.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents. As of December 31, 2014 and 2013, the Company maintained all cash and cash equivalent balances in operating and savings deposit accounts.

Concentration of Credit Risk

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. On December 31, 2014 and 2013 the Company held cash and cash equivalents of $2,128,327 and $-0- respectively, in excess of the FDIC-insured limit. The Company has not experienced any losses from such accounts.

Concentration of Customer Risk

During the year ended December 31, 2014, approximately $7,530,000 or 72% of the Company’s revenues were from four customers. During the year ended December 31, 2013, approximately $2,348,000 or 77% of the Company’s revenues were from three customers. At December 31, 2014 and 2013, accounts receivable from these customers approximated $412,000 and $228,000, respectively.

Accounts Receivable

Accounts receivable, net represent trade receivables that are due from customers. The Company records an allowance for doubtful accounts in an amount equal to estimated probable losses, net of recoveries, which are based on an analysis of historical bad debt, current receivables aging and expected future write-offs of uncollectible accounts, as well as an assessment of specific identifiable accounts considered at risk or uncollectible. Additions to the allowance for doubtful accounts include provisions for bad debt and deductions from the allowance for doubtful accounts include customer write-offs. The Company has a low occurrence of credit losses. Accounts receivable are presented net of an allowance for doubtful accounts of $38,308 and $-0- at December 31, 2014 and 2013, respectively.

Property and Equipment

Property and equipment, net represents office furniture and equipment. The Company records furniture and equipment at cost less accumulated depreciation. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized. Furniture and equipment are depreciated over their estimated economic lives, or five years, using the straight-line method.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Intangible Assets

Identifiable intangible assets consist of costs incurred to purchase domain names as well as to build websites, including all viral content and necessary resources for the user. Intangible assets with definite lives are amortized over their estimated useful lives on a straight-line or accelerated basis. See Note 4, “Intangible Assets.” The method of amortization applied represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. The factors considered in determining the useful lives of identifiable intangible assets included the extent to which expected future cash flows would be affected by the intent and ability to retain use of these assets, including the period of time that would capture 90% or more of the assets’ value on a perpetuity basis. Development in process are intangible assets purchased but not currently placed in service.

Valuation of Long-Lived Assets

Long-lived assets to be held and used, including property and equipment as well as intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable such as:

•	A significant decline in the observable market value of an asset;

•	A significant change in the extent or manner in which an asset is used; or

•	A significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable.

Determination of recoverability is based on an estimate of the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written down to their estimated fair values. Long-lived assets to be disposed of are carried at fair value less estimated costs to sell. The Company did not recognize any impairment of long-lived assets during the years ended December 31, 2014 or 2013.

Lease Obligations

The Company evaluates leases at their inception as either operating or capital leases, and may receive renewal or expansion options, rent holidays, leasehold improvement allowances and other incentives on certain lease agreements. The Company recognizes operating lease costs on a straight-line basis over the term of the agreement taking into account adjustments for market provisions, such as free or escalating base monthly rental payments, or deferred payment terms, such as rent holidays, that defer the commencement date of required payments. The Company records rent expense associated with operating lease obligations in general and administrative expenses in the consolidated statements of income.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Warrants

Warrants outstanding to acquire units of the Company are classified as liabilities. The Company issued warrants for the purchase of Class B Units in November 2014. The fair value of the Class B warrants are recorded as a liability, as the strike price is based upon the fair market value of the Class B units, which is not a variable input to a “fixed-for-fixed” forward or Black-Scholes model. The fair value of these warrants are re-measured at each financial reporting period with any changes in fair value being recognized as a component of other income (expense) in the accompanying consolidated statements of income. None of the Class B Unit warrants were exercised as of December 31, 2014 or through our report date of June 24, 2015.

Fair Value of Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) Topic 820, (“ASC 820”), Fair Value Measurements and Disclosures, which provides a framework for measuring fair value under U.S. GAAP. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

The three levels of the fair value hierarchy under the standard are as follows: Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access. Level 2 - Inputs to the valuation methodology include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; inputs other than quoted prices that are observable for the asset or liability; inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability. Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company’s warrant liability is measured at fair value on a recurring basis using Level 3 inputs based on management’s best estimate of the fair value at the time of the reporting period.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Recurring Fair Value Measurements

The Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2014 were as follows:

	Recurring Fair Value Measurements
December 31, 2014	Level 1	Level 2	Level 3	Total

Warrant liability	$—	$—	$100,000	$100,000

The unrealized gains or losses on the warrant liability are recorded as a change in fair value of warrant liability in the Company’s statements of income. Management determined there was no change in fair value for the reporting period ended December 31, 2014.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the fee for services is fixed or determinable and collectability of the fee is reasonably assured. For Helpline income, which represents approximately 96% and 97% of net revenues for the years ended December 31, 2014 and 2013, respectively, revenue recognition generally occurs when a consumer, having visited one of the Company’s websites and called the helpline or clicked on an ad, is connected to a service provider in the network, and completion of that transaction is reported to the Company through a performance marketing network.

Cost of Sales

Cost of sales represents direct cost to third party providers related to websites or domains.

Operating, Selling, General and Administrative Expenses

Operating, selling, general and administrative expenses represent personnel costs for employees involved in general corporate functions, including finance, accounting, legal and human resources, among others. Additional costs included in general and administrative expenses include professional fees for legal, audit and other consulting services, travel and entertainment, charitable contributions, recruiting, allocated facility and general information technology costs, depreciation and amortization, and other general corporate overhead expenses.

Income Taxes

The Company is a limited liability company treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries that are organized as limited liability companies have been provided for in the accompanying consolidated financial statements. Any uncertain tax position taken by the members is not an uncertain position of the Company.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

In accordance with the operating agreement of RSG, to the extent possible without impairing the Company’s ability to continue to conduct its business and activities, and in order to permit its members to pay taxes on the taxable income of the Company, RSG would be required to make distributions to the member in the amount equal to the estimated tax liability of the member computed as if the member paid income tax at the highest marginal federal and state rate applicable to an individual resident of California, in the event that taxable income is generated for the member.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The standard provides companies with a single model for accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017. In addition, the new standard is effective for interim periods within annual periods that begin after December 31, 2018. There are certain provisions that allow for nonpublic companies to early adopt. The guidance permits companies to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative adjustment. The Company is in the process of evaluating the impact of adoption on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). The standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give risk to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 31, 2016, with early adoption permitted. The Company does not expect that the adoption of this standard will have a material effect on its financial statements.

Contingencies

The Company recognizes liabilities for contingencies when it has an exposure that indicates it is probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated.

Litigation

In the normal course of business, the Company is occasionally named as a defendant in various claims. It is the opinion of management that the outcome of any pending claims will not materially affect the Company’s financial statements.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

3.	Property and Equipment

Property and equipment consisted of the following:

December 31,	Estimated Useful Life	2014	2013

Office furniture and equipment	5 years	$15,065	$—

Less accumulated depreciation		(1,445)	—

Property and equipment, net		$13,620	$—

Depreciation expense of property and equipment totaled $1,445 and $-0- for the years ended December 31, 2014 and 2013, respectively.

4.	Intangible Assets

Intangible assets at December 31, 2014 consisted of the following:

	Estimated Useful Life	Cost	Accumulated Amortization	Net Asset

Domain acquisitions	3 years	$1,642,680	$(647,344)	$995,336
Technology	3 years	36,973	(32,043)	4,930
Development in process	N/A	420,654	—	420,654

Intangible assets, net		$2,100,307	$(679,387)	$1,420,920

Intangible assets at December 31, 2013 consisted of the following:

	Estimated Useful Life	Cost	Accumulated Amortization	Net Asset

Domain acquisitions	3 years	$1,333,943	$(226,540)	$1,107,403
Technology	3 years	36,973	(19,719)	17,254
Development in process	N/A	101,496	—	101,496

Intangible assets, net		$1,472,412	$(246,259)	$1,226,153

Amortization of intangible assets totaled $433,128 and $214,701 for the years ended December 31, 2014 and 2013, respectively.

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

Based on the carrying amount of the intangible assets as of December 31, 2014, amortization expense for the next four years is estimated as follows:

Years ending December 31

2015	$526,975
2016	466,562
2017	304,603
2018	122,780

$1,420,920

5.	Lease Commitments

The Company leases certain website domain names under agreements that are classified as capital leases. The cost of the websites under capital leases is included in Intangible Assets on the consolidated balance sheets at $564,668 as of December 31, 2014 and 2013. Accumulated amortization of the leased equipment at December 31, 2014 and 2013 was approximately $169,400 and $56,500, respectively. Amortization of assets under capital leases is included in the operating, selling, general and administrative expenses on the consolidated statements of income. In 2014, the Company made a one-time payment to payoff the outstanding balance of the lease.

The Company leases a domain name under a non-cancelable operating lease. The lease expires in August 2015, with an option to purchase the domain name for approximately $1,038,000. Lease payments are increased every five years to reflect market rentals. Total lease expense for the years ended December 31, 2014 and 2013 was $46,000 and $193,554, respectively, and is included in cost of sales.

The Company leases offices under various operating leases. Rent expense under these operating leases totaled $103,680 and $54,929, for the years ended December 31, 2014 and 2013, respectively.

Future minimum lease payments under the operating lease as of December 31, 2014 are as follows:

Years ending December 31

2015	$167,750
2016	129,937
2017	147,000
2018	76,125

$520,812

Referral Solutions Group, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

6.	Notes Payable

In November 2014, the Company entered into a $2,000,000 debt agreement with three related parties. The notes payable bear interest at 12% and are payable in monthly installments of $33,214, $16,607, and $16,607, respectively. In connection with the notes payable, the related parties received a warrant to purchase the number of units equal to 0.5% of the issued and outstanding units for every $1M original principal amount of loan (prorated for any portion thereof), at a per unit exercise price equal to 80% of the fair market value exercisable upon the occurrence of a “fundamental transaction.” The fundamental transaction means any of the following: (A) the Company effects any merger or consolidation of the Company with or into another entity where the Company is not the surviving corporation and the net cash proceeds to the Company or its members as a result thereof exceeds $20,000,000, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, the net proceeds of which exceed $20,000,000, (C) any future equity or debt financing by the Company, the net proceeds of which exceed $20,000,000 or (D) an IPO of the Company. The original value of the warrants, totaling $100,000, was recorded as a debt discount and a warrant liability as the warrants were classified as a liability.

The aggregate principal payments, net of debt discount due under the notes payable agreements, are as follows:

Years ending

2015	$567,333
2016	643,513
2017	601,621

$1,812,467

7.	Employee Benefit Plans

The Company sponsors a qualified 401(k) savings plan (“401k Plan”) for all eligible employees. Participants may contribute between 1% and 100% of their eligible compensation subject to IRS regulations. The employer matches 100% of the employees’ salary deferrals that do not exceed 3% of the employees’ eligible compensation plus 50% of salary deferrals in excess of 3% of eligible compensation. Employer contributions as of December 31, 2014 and 2013 were approximately $11,000 and $-0-, respectively.

8.	Subsequent Events

The Company has evaluated subsequent events through June 24, 2015 the date financial statements were available to be issued.

The equity holders of RSG have entered into a purchase and sales agreement for a potential sale of the Company. No other events have occurred which would have a material effect on the financial statements.